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Exhibit 2.1:      Documents of Merger of TMax Utah into the Company.



                                  ARTICLES OF MERGER

                                      BETWEEN

                             TRAVELMAX INTERNATIONAL, INC.
                                 A UTAH CORPORATION

                                         AND

                         NETWORK HOLDINGS INTERNATIONAL, INC.
                                A DELAWARE CORPORATION

     The undersigned, President and Secretary of TravelMax International, Inc., a Utah corporation ("Parent") and the Vice-President and Secretary of Network Holdings International, Inc., a Delaware corporation ("Subsidiary"), hereby certify that pursuant to the provisions of Section 16-10a-1107 of the Utah Revised Business Corporation Act, Parent and Subsidiary adopt the following Articles of Merger, hereby set forth, as of November 20, 1997, as follows:

     1. The Plan of Merger respectively, approved by each of Parent and Subsidiary, pursuant to the laws of the States of Utah and Delaware, respectively, is set forth in the form attached as Exhibit "A" hereto.

     2. The Plan of Merger was adopted by the Board of Directors of Subsidiary as of November 20, 1997 and the Board of Directors of Parent as of November 20, 1997, pursuant to the resolutions in the form attached as Exhibit "B" hereto, and by the stockholders of Parent, on November 20, 1997, by consent of 71% of the issued and outstanding voting securities of Parent eligible to vote as of November 20, 1997. The vote of the stockholders of Parent by which the Plan of Merger was adopted was 25,863,354 shares in favor, out of Parent's total of 36,512,481 eligible voting shares issued and outstanding as of the record date of such vote. Immediately prior to the approval of the Plan of Merger by Parent and Subsidiary, as set forth above, Parent was and remains the owner of 100 shares of the common stock of Subsidiary, which constitutes 100% of the issued and outstanding securities of Subsidiary. Therefore, stockholder approval of the Plan of Merger by Subsidiary was not required under Utah or Delaware law.


     3. The effective date of these Articles of Merger shall be the filing date of these Articles of Merger. Such effective date complies with Sections 16-10a-110 et seq. of the Utah Revised Business Corporation Act. The surviving corporation upon the effective date of these Articles of Merger shall be Subsidiary. The business address of Parent is 3388 Via Lido, Newport Beach, California 92663 and that of Subsidiary is 2701 West Oakland Park Boulevard, Fort Lauderdale, Florida 33311.

     The Restated Certificate of Incorporation of Subsidiary, the surviving corporation, upon the effectiveness of the Plan of Merger, shall be in the form attached as Exhibit "C" hereto.

     5. Subsidiary hereby agrees that it may be served with process in the State of Utah in any action or special proceeding for enforcement of any liability or obligation of Parent or Subsidiary arising from the Plan of Merger. Subsidiary appoints of the CT Corporation System, 50 West Broadway, Salt Lake City, Utah 84101, as its agent to accept service of process in any such suit or other proceeding.

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     IN WITNESS WHEREOF, Parent and Subsidiary have caused these Articles of
Merger to be executed and delivered at Fort Lauderdale, Florida, by their respective duly authorized officers as of the date first written above.


TRAVELMAX INTERNATIONAL, INC.           NETWORK HOLDINGS
a Utah corporation                      INTERNATIONAL, INC.
                                        a Delaware corporation



By: /s/ Mark Guest                      By: /s/ James C. Healy
    --------------                          ------------------
    Mark Guest, President               James C. Healy, Vice-President




By: /s/ Glenn Gallant                   BY: /s/ Glenn Gallant
    -----------------                   ----------------------
    Glenn Gallant, Secretary            Glenn Gallant, Secretary

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                                     EXHIBIT "A"


                                    PLAN OF MERGER

                                       BETWEEN

                            TRAVELMAX INTERNATIONAL, INC.
                                  a Utah corporation

                                         AND

                         NETWORK HOLDINGS INTERNATIONAL, INC.
                                a Delaware corporation


     The following corporations are parties to this Plan of Merger: (i) TRAVELMAX INTERNATIONAL, INC., a Utah corporation ("TravelMax"), and (ii) NETWORK HOLDINGS INTERNATIONAL, INC., a Delaware corporation ("NHII").

     1. TravelMax has acquired and owns 100 shares of the common stock of NHII, which constitutes 100% of the issued and outstanding securities of NHII.

     2. TravelMax has issued and outstanding 36,512,481 shares of common stock, which constitute one hundred percent of the issued and outstanding common stock of TravelMax.

     3. The address of each of TravelMax and NHII is 2701 West Oakland Park Boulevard, Fort Lauderdale, Florida 33311. The address of NHII, which shall be the surviving corporation upon the effective date of the agreement of merger, shall remain the same.

     4. Upon the effective date of the agreement of merger underlying this Plan of Merger, TravelMax shall be merged into NHII. The surviving corporation upon the effective date of the agreement of merger shall be NHII.

     5. Upon the effective date and by virtue of the merger and without any action on the part of the holder thereof:

     (a) each share of TravelMax common stock outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of NHII common stock and no fractional shares shall be issued and fractions of half or more shall be rounded to a whole share and fractions of less than half shall be disregarded, such that the issued and outstanding capital stock of NHII resulting from the conversion of the capital stock of TravelMax upon the effective date shall be 36,512,481 shares of common stock.

     (b) Each holder of shares of TravelMax shall thereupon surrender the share certificate or certificates to NHII representing each of their respective ownership interest in TravelMax and shall thereupon be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of NHII into which the shares of TravelMax theretofore represented by a certificate or certificates so surrendered shall have been converted.

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